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                                                                    Exhibit 23.6

                          [Goldman Sachs Letterhead]

PERSONAL AND CONFIDENTIAL

May 21, 2001

Board of Directors
Aurora Biosciences Corporation
11010 Torreyana Road
San Diego, California 92121

Re: Initial Filing Registration Statement on Form S-4 of Vertex Pharmaceuticals
    Incorporated ("Vertex") relating to the Vertex Common Stock (as defined below) being registered in connection with the transaction described below

Gentlemen:

Reference is made to our opinion letter dated April 28, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Aurora Biosciences Corporation (the "Company") of the exchange ratio of 0.62 shares of Common Stock, par value $0.01 per share ("Vertex Common Stock"), of Vertex Pharmaceuticals Incorporated ("Vertex") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of April 29, 2001, among Vertex, Ahab Acquisition Sub, Inc., a wholly-owned subsidiary of Vertex, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement and has asked for our consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Joint Proxy Statement-Prospectus", "Background of the Merger" and "Opinion of Aurora's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being

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Board of Directors
Aurora Biosciences Corporation
May 21, 2001
Page Two

delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)